Exhibit 99.1

Energy Partners, Ltd. Announces Sale of Onshore South Louisiana Assets

New Orleans, Louisiana, June 4, 2007…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced a definitive agreement to sell substantially all of its onshore South Louisiana assets to a privately held onshore operator for a consideration of $71.7 million in cash. The announced sale represents approximately one-third of the reserves contained within the divesture package EPL has been marketing recently, which included both onshore south Louisiana and Gulf of Mexico (GOM) Shelf properties. The transaction is expected to close mid-June subject to customary closing conditions and adjustments.

Richard A. Bachmann, EPL's Chairman and Chief Executive Officer, commented, “We are very pleased to have received this compelling offer, which encouraged us to break out the onshore portion of our divesture package to accommodate the sale.  We will now begin separately marketing the balance of our divesture package which is comprised entirely of GOM Shelf assets.”

Merrill Lynch Petrie Divesture Advisors served as the exclusive advisor on this transaction.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q as of March 31, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners, Ltd.

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